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                                                                   EXHIBIT 10.10


                              RELOCATION AGREEMENT


      This RELOCATION AGREEMENT (this "Agreement") is made and entered into as of December 23, 1996 (the "Execution Date"), by and between UNWIRED PLANET, INC., a Delaware corporation (the "Company"), and CHARLES PARRISH ("Employee").

      WHEREAS, the Company acknowledges that Employee is a key employee of the Company; and

      WHEREAS, the Company acknowledges the disparity in cost of living and housing costs between Atlanta, Georgia, where Employee and his family currently reside, and the San Francisco Bay Area, and wishes to induce Employee to relocate from Atlanta to the San Francisco Bay Area without undue hardship; and

      WHEREAS, the Company wishes to help ensure Employee's continued dedication and loyalty to the Company;

      NOW THEREFORE, the Company and Employee hereby agree as follows:

      1. Relocation Compensation. The Company agrees to pay to Employee a relocation compensation payment of $3,570 on the last day of each month commencing September 1, 1996 through and including July 1, 2003, and a final relocation compensation payment of $3,690 on August 1, 2003 (each such payment is referred to as a "Payment" and each such date is referred to as a "Payment Date").

      2. Term. This Agreement shall commence on the Execution Date and shall expire on the earlier of (i) the Company's or Employee's termination of Employee's employment with the Company, voluntarily or involuntarily, for any reason or for no reason, or upon Employee's death or disability, and (ii) the close of business on August 31, 2003. The Company's obligation to make any Payment on any Payment Date, and Employee's right to receive any Payment on any Payment Date, shall immediately terminate in the event Employee's employment with the Company is terminated by the Company or Employee, voluntarily or involuntarily, for any reason or for no reason, or upon Employee's death or disability.

      3. Expense Reimbursement. The Company agrees to reimburse Employee for all reasonable and customary moving and other relocation expenses to the extent set forth on the attached Exhibit A. The Company shall pay such expenses upon delivery to the Company of a receipt or other appropriate documentation for such expenses.

      4. No Employment Rights. Nothing contained in this Agreement is intended or shall be construed to confer upon Employee any rights to employment or continued employment with the Company, or shall alter in any way the nature of Employee's current employment with the Company.


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      5.    Governing Law. This Agreement and all acts and transactions pursuant hereto and the rights and obligations of the parties hereto shall be governed, construed and interpreted in accordance with the laws of the State of California applicable to contracts wholly made and performed in the State of California.

      6. Dispute Resolution. All actions or proceedings relating to the Agreement shall be maintained in a court located in San Mateo County, State of California, and the parties hereto expressly consent to (i) the personal jurisdiction of the federal and state courts within San Mateo County, California, and (ii) service of process being effected upon them by registered mail sent to the address below.

      7. Entire Agreement. This Agreement constitutes the entire agreement of the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings related to such subject matter.

      8. Modification. This Agreement shall not be amended without the written consent of both parties hereto.

      9. Severability. In the event that any provision hereof becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement shall continue in full force and effect without said provision.

      10. Construction. This Agreement is the result of negotiations between and has been reviewed by each of the parties hereto and their respective counsel; accordingly, this Agreement shall be deemed to be the product of all of the parties hereto, and no ambiguity shall be construed in favor of or against any one of the parties hereto.

      11. Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

      12. Notices. Any notice required or permitted by this Agreement shall be in writing and shall be personally delivered or sent by prepaid registered or certified mail, return receipt requested, addressed to the other party at the address shown below or at such other address for which such party gives notice hereunder. Notices sent be mail shall be deemed to have been given 72 hours after deposit in the United States mail.

      13. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument.


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      IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first written above.


UNWIRED PLANET, INC.



By:  /s/ Rick Smith
     ------------------------------------------
Title:  CFO

Address:  390 Bridge Parkway
          Redwood Shores, CA 94065



      /s/ Charles Parrish
------------------------------------------
          Charles Parrish

Address:  390 Bridge Parkway
          Redwood Shores, CA 94065


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                                    EXHIBIT A

                      MOVING AND OTHER RELOCATION EXPENSES


      A.    Moving Expenses

            The following expenses are eligible for reimbursement/payment by the Company subject to the limitations indicated.

            1.    Transportation of household goods and automobiles; and

            2. Packing and unpacking of household goods. Insurance is provided based on the reasonable value of household goods.

      B.    In-Transit Expenses

            Reasonable in-transit travel expenses for Employee and his family from the former location to the new location by the most direct route.

      C.    Sale of Home

            The Company will reimburse Employee for reasonable and customary closing costs of Employee associated with the sale of Employee's primary residence including:

            1.    Attorneys fees.
            2.    Real Estate commission not to exceed 6%.
            3.    Mortgage pre-payment penalties.
            4.    Tax stamps.
            5.    Recording fees.
            6.    Title insurance.

      D.    Tax Gross Up

            The Company will pay Employee an amount to provide a tax gross-up for reimbursement of moving and other relocation expenses covered by this Exhibit A.


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